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                                                                    EXHIBIT 99.1


Hollywood Park, Inc. Completes Sale of Racetrack to Churchill Downs

     GLENDALE, Calif., Sept. 10/PRNewswire/--Hollywood Park, Inc. (NYSE:  HPK -
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news) and Churchill Downs, Inc. (Nasdaq: CHDN - news), today announced that they
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have completed the transaction in which Hollywood Park sold the Hollywood Park
Racetrack, the Hollywood Park Casino, and approximately 240 acres of land at the track site in Inglewood, Calif. to Churchill Downs.

     Under the terms of the agreement, Churchill Downs paid $140 million in cash for the assets and Hollywood Park retained a 10-year lease on the Hollywood Park Casino, a California card club, at a lease rate of $3 million per year with a renewal option. Plans for the transaction were initially announced in May 1999.

     Eurl Wyatt will continue to serve as Vice President and General Manager for Hollywood Park Race Track. Additionally, Churchill Downs recently announced that racing industry veteran Allen Gutterman will oversee the track's marketing efforts. Don Robbins will step into a new role as a consultant for the track in the areas of governmental and racing affairs.

     R.D. Hubbard, Chief Executive Officer of Hollywood Park, Inc. said, "We are please to have completed the sale of the Hollywood Park Race Track to Churchill Downs as we continue to focus on the development of our gaming businesses. Churchill Downs is a leader in the racing industry, which will ensure the continuation of live racing at Hollywood Park for the foreseeable future."

     "The completion of the Hollywood Park Race Track purchase is a milestone for our Company," said Thomas H. Meeker, President and Chief Executive Officer for Churchill Downs. "We are excited to now be a part of the excellent West Coast racing circuit and to begin integration of this historic racetrack into our existing operations. The addition of Hollywood Park's simulcast program will be essential to our efforts as we continue to build a comprehensive simulcast network."

     Churchill Downs, Incorporated, headquartered in Louisville, Ky., is one of the world's leading horse racing companies. Its flagship operation, Churchill Downs, is home of the Kentucky Derby and will host its 126th running on May 6, 2000. The Company has additional racing and simulcast-wagering operations in Kentucky, Indiana and Florida and interests in various racing services companies. Churchill Downs Incorporated can be found on the Internet at kentuckyderby.com.

     Hollywood Park, Inc. is a diversified gaming company that owns and operates eight casinos (four with hotels) in Nevada, Mississippi, Louisiana and Argentina; owns a card club casino and, via the transaction with CDI, leases a second card club casino, both in the Los Angeles metropolitan area; and owns and operates a racing facility in Arizona. Hollywood Park, Inc. is also in the developmental stages of the Belterra Resort and Casino, a riverboat gaming casino on the Ohio River in Indiana (located in Switzerland County, Ind., 35 miles from Cincinnati) and has announced its intentions to seek the 15th and final gaming license to be issued in Louisiana (at a site in Lake Charles, La.). In connection with the sale

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of the Hollywood Park Race Track, Hollywood Park, Inc. relocated its corporate offices to Glendale, Calif.

     (The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Forward-looking information involves important risks and uncertainties that could significantly affect future results and, accordingly, such results may differ from those expressed in forward-looking statements made by or on behalf of Hollywood Park, including statements related to sale of property to Churchill Downs, or the sale of property for non sports use. For more information on the potential factors that could affect the Company's financial results, review the Company's filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K and the Company's other filings with the SEC.)

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